[LETTERHEAD OF RAICE PAYKIN KRIEG & SCHRADER LLP]

                               December 21, 2000

SoundWorks International, Inc.
8495 Oddfellows Road, Northeast
Bainbridge Island, Washington 98110

                             Re: Your Registration Statement on Form SB-2

                            (File No. 333-   ) (the "Registration Statement")

Gentlemen:

      We are are acting as counsel for SoundWorks International, Inc., a Nevada corporation (the "Company"), in connection with the proposed issuance and sale by the Company of units consisting of 1,500,000 shares of the Company's Common Stock, par value $.001 per share, and Warrants to acquire an additional 1,500,000 of the Company's Common Stock, $.001 par value all pursuant to the Registration Statement. The shares of such Common Stock to be sold by the Company pursuant to the Registration Statement, including the shares of such Common Stock issuable upon exercise of the Company's Warrants, are referred to in this opinion as the "Company Shares."

      We have examined such corporate records, certificates and other documents as we have considered necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the records, certificates and documents referred to above.

      Based on the foregoing, we are of the opinion that, upon issuance and delivery as described in the Registration Statement, the Units will be duly authorized and validly issued and the Company Shares will be duly authorized, validly issued, fully paid and non-assessable.

      Our opinion is limited in all cases to matters arising under the General Corporation Law of the State of Nevada. We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus


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RAICE PAYKIN KRIEG & SCHRADER LLP

      that is a part of the Registration Statement. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                           Very truly yours,


                                           /s/ Raice Paykin Krieg & Schrader LLP

                                           Raice Paykin Krieg & Schrader LLP


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